Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: February 21, 2023

Investors & Media:	Kedric Meredith	312.861.6034

JBT Corporation Reports Fourth Quarter and Full Year 2022 Results

Fourth Quarter 2022 Highlights:
◦Consolidated revenue of $599 million increased 20 percent year over year
◦Earnings per share of $1.17 and adjusted earnings per share of $1.49, a year-over-year increase of 18 percent and 60 percent, respectively
◦Total backlog of $1.1 billion increased 5 percent year over year

Full Year 2022 Highlights:
◦Consolidated revenue of $2.2 billion increased 16 percent from 2021
◦Earnings per share of $4.07 and adjusted earnings per share of $4.77, a year-over-year increase of 10 percent and 18 percent, respectively
◦Introduced the Elevate 2.0 strategy, positioning JBT for continued profitable growth
◦Completed two strategic acquisitions, Bevcorp and Alco, which are highly complementary with FoodTech's diverse products and solutions

CHICAGO, February 21, 2023 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the fourth quarter and full year 2022.

"JBT achieved double-digit revenue and earnings per share growth in 2022 in a year marked by rapid inflation and supply chain challenges," said Brian Deck, President and Chief Executive Officer. "At FoodTech, we are pleased with the continued high level of customer engagement and sequential fourth quarter order improvement. Additionally, during 2022, we closed two strategic acquisitions, Bevcorp and Alco. The integrations of these acquisitions are going well, and we are realizing commercial synergies with our existing FoodTech solutions."

"During 2022, we also introduced our Elevate 2.0 strategy," added Deck. "As part of Elevate 2.0's core pillars, we are pursuing a pure-play food and beverage strategy; developing and commercializing our holistic, customer-centric digital solution, OmniBlu™; introducing new products that support our customers' need for yield, capacity, automation, and sustainability; enhancing margins through supply chain and our continuous improvement initiatives; and deploying capital to strategic acquisitions that provide meaningful synergies with FoodTech's existing products and solutions."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Fourth Quarter 2022 Results

"We achieved meaningful margin progression in the fourth quarter driven by higher revenue and better price-cost dynamics," said Matt Meister, Executive Vice President and Chief Financial Officer. "Additionally, we reduced our net leverage ratio to 3.0x, demonstrating our ability to deploy capital to strategic acquisitions and quickly de-lever."

	Summary of Fourth Quarter 2022 Results
	FoodTech	AeroTech	Total JBT
Total revenue growth (year over year)	19.7%	23.0%	20.4%
Operating profit margin	14.5%	9.6%	8.3%
Adjusted EBITDA margin(1)	19.7%	10.3%	14.3%

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

Fourth quarter 2022 FoodTech revenue of $441 million increased 20 percent year over year driven by 15 percent organic growth and 10 percent growth from acquisitions; this was partially offset by a foreign exchange headwind of 5 percent. Operating profit was $64 million. Adjusted EBITDA of $87 million increased 37 percent, and adjusted EBITDA margin of 19.7 percent improved 240 basis points and, sequentially, 40 basis points. FoodTech orders totaled $432 million, which decreased 5 percent while improving 24 percent sequentially. On a constant currency basis, orders were $454 million, or flat to the prior year period's all time record. FoodTech backlog was $664 million, which increased 5 percent.

AeroTech revenue of $158 million increased 23 percent year over year. Operating profit was $15 million. Adjusted EBITDA of $16 million increased $11 million, or 231 percent. Adjusted EBITDA margin of 10.3 percent increased 650 basis points and, sequentially, 210 basis points. AeroTech orders totaled $161 million, which increased 23 percent and, sequentially, 42 percent. AeroTech backlog of $391 million increased 5 percent.

In total, consolidated JBT revenue of $599 million increased 20 percent year over year. Operating income was $50 million, and net income was $38 million. Diluted earnings per share (EPS) from net income was $1.17 compared with $0.99. Adjusted EPS was $1.49 compared with $0.93. Fourth quarter 2022 earnings included a discrete tax benefit of $0.07 per share and a $0.07 per share headwind from foreign exchange.

Full Year 2022 Results

	Summary of Full Year 2022 Results
	FoodTech	AeroTech	Total JBT
Total revenue growth (year over year)	13.6%	23.1%	15.9%
Operating profit margin	13.3%	7.6%	7.8%
Adjusted EBITDA margin(1)	18.2%	8.4%	12.9%

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

Full year 2022 FoodTech revenue of $1.6 billion increased 14 percent year over year driven by 12 percent organic growth and 7 percent growth from acquisitions; this was partially offset by a foreign exchange headwind of 5 percent. Operating profit was $212 million. Adjusted EBITDA of $290 million increased 12 percent, and adjusted EBITDA margin of 18.2 percent decreased 20 basis points.

AeroTech revenue of $576 million increased 23 percent year over year. Operating profit was $44 million. Adjusted EBITDA of $48 million increased $11 million, or 30 percent. Adjusted EBITDA margin of 8.4 percent increased 50 basis points.

In total, consolidated JBT revenue of $2.2 billion increased 16 percent year over year. Operating income was $168 million, and net income was $131 million. Diluted EPS was $4.07 compared with $3.69. Adjusted EPS was $4.77 compared with $4.03. Full year 2022 earnings included a discrete tax benefit of $0.26 per share and a $0.25 headwind from foreign exchange.

For the full year 2022, JBT incurred $7 million of restructuring expense related to FoodTech.

For the full year 2022, JBT generated cash from operations of $142 million, which included investments in inventory to support double-digit revenue growth and to help mitigate supply chain risks. Full year free cash flow was $59 million, including capital expenditures of approximately $40 million associated with JBT's digital strategy. Liquidity at year end stood at $526 million, and the Company's net leverage ratio was 3.0x net debt to trailing twelve months pro forma adjusted EBITDA.

2023 Guidance

"In 2023, we expect growth at FoodTech will be driven by our resilient business model, recent acquisitions, and our diverse product offering," said Matt Meister. "AeroTech is well on its path to recovery, with meaningful growth driven by demand from commercial airlines and infrastructure spending. We expect our margins at FoodTech and AeroTech will continue to increase, approaching pre-pandemic levels, and we anticipate JBT will achieve another year of double-digit earnings per share growth despite the uncertain macroeconomic environment."

For the full year 2023, FoodTech year-over-year revenue growth is estimated to be 5 - 9 percent, comprised of 1 - 4 percent from organic growth and 4 - 5 percent from acquisitions. FoodTech operating profit margin is forecast to be 13 - 14 percent, and adjusted EBITDA margin is expected to be 18.5 - 19.5 percent.

For the full year 2023, AeroTech year-over-year revenue growth is estimated to be 10 - 13 percent. AeroTech operating profit margin is forecast to be 11.25 - 11.75 percent, and adjusted EBITDA margin is projected to be 12 - 12.5 percent.

Additionally, for the full year 2023, JBT expects to incur $3 - $4 million of restructuring expense related to FoodTech. This, along with the actions taken in the second half of 2022, are expected to generate annual run rate savings of $9 - $12 million in 2024.

The first quarter is generally the lowest quarter in a given year due to seasonality. Additionally, EPS in the first quarter of 2023 reflects a meaningful increase in FoodTech depreciation and amortization from acquisitions and capitalized digital investments in 2022 as well as higher interest expense and taxes.

For the first quarter of 2023, FoodTech year-over-year revenue growth is estimated to be 4 - 7 percent. FoodTech operating profit margin is forecast to be 9.75 - 10.5 percent, and adjusted EBITDA margin is projected to be 16.5 - 17 percent.

For the first quarter of 2023, AeroTech year-over-year revenue growth is expected to be 15 - 20 percent. AeroTech operating profit margin is forecast to be 9.25 - 10.25 percent, and adjusted EBITDA margin is projected to be 10 - 11 percent.

The table below reflects consolidated JBT guidance.

	Q1 2023 Guidance	FY 2023 Guidance
Consolidated revenue growth (year over year)	7 - 10%	6 - 10%
Corporate expense (% of sales)	~3.2%	~2.7%
Interest expense ($ millions)	$7 - $7.5	$26 - $27
Tax rate	22 - 23%	22 - 23%
GAAP EPS	$0.50 - $0.60	$4.50 - $5.00
Adjusted EPS(1)	$0.65 - $0.75	$5.00 - $5.50

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the first quarter of 2023, corporate expense guidance excludes approximately $2 million in M&A related costs, $2 million in LIFO expense, and $1 - 2 million in restructuring expense. For the full year 2023, corporate expense guidance excludes approximately $8 million in M&A related costs, $8 - $9 million in LIFO expense, and $3 - $4 million in restructuring expense.

Fourth Quarter and Full Year 2022 Earnings Conference Call

A conference call is scheduled for 11 a.m. ET on Tuesday, February 21, 2023, to discuss fourth quarter and full year 2022 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/lguQsHOL. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 7,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our outlook and guidance, and our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: higher energy and other input costs adversely impacting financial condition of our customers, especially in Europe, and demand for our goods and services from our customers; the effects of any resurgence in the COVID-19 pandemic on our ability to operate our business and facilities, on our customers, on our workforce resulting in illness or higher labor turnover, on our supply chains due to extended delivery times and higher freight costs, and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; increases in energy or raw material prices, freight costs, and inflationary pressures; changes in food consumption patterns; impacts of food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our business strategies, including the timing of our previously announced review of strategic alternatives for the AeroTech platform, our ability to identify or develop any strategic alternatives, execute on material aspects of such strategic alternatives, and whether we can achieve the potential benefits of such strategic alternatives; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue	$599.1	$497.6	$2,166.0	$1,868.3
Cost of sales	432.3	356.4	1,548.7	1,301.5
Gross profit	166.8	141.2	617.3	566.8
Gross profit %	27.8%	28.4%	28.5%	30.3%

Selling, general and administrative expense	112.9	104.2	441.9	401.1
Restructuring expense	4.2	2.5	7.0	5.6
Operating income	49.7	34.5	168.4	160.1
Operating income %	8.3%	6.9%	7.8%	8.6%

Pension (income) expense, other than service cost	(0.1)	(1.4)	—	(1.3)
Net interest expense	6.0	2.4	14.2	8.7
Net income before income taxes	43.8	33.5	154.2	152.7
Provision for income taxes	6.3	1.9	23.5	34.3
Net income	$37.5	$31.6	$130.7	$118.4

Basic earnings per share from net income	$1.17	$0.99	$4.08	$3.70

Diluted earnings per share from net income	$1.17	$0.99	$4.07	$3.69

Weighted average shares outstanding:
Basic	32.0	32.0	32.0	32.0
Diluted	32.1	32.1	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Net Income	$37.5	$34.2	$33.4	$25.6	$31.6
Non-GAAP adjustments
Restructuring related costs(1)	4.2	1.5	0.8	0.7	2.7
M&A related cost(2)	5.2	4.4	1.9	2.6	0.7
LIFO expense(3)	4.6	2.8	1.2	0.3	0.4
Impact on tax provision from Non-GAAP adjustments(4)	(3.6)	(2.2)	(1.1)	(1.0)	(1.1)
Tax provision from remeasurement of a deferred tax liability	—	—	—	—	(4.6)
Adjusted net income	$47.9	$40.7	$36.2	$28.2	$29.7

Net income	$37.5	$34.2	$33.4	$25.6	$31.6
Total shares and dilutive securities	32.1	32.1	32.1	32.1	32.1
Diluted earnings per share from net income	$1.17	$1.07	$1.04	$0.80	$0.99

Adjusted net income	$47.9	$40.7	$36.2	$28.2	$29.7
Total shares and dilutive securities	32.1	32.1	32.1	32.1	32.1
Adjusted diluted earnings per share from net income	$1.49	$1.27	$1.13	$0.88	$0.93

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

(4) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each quarter shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Net income	$37.5	$34.2	$33.4	$25.6	$31.6
Income tax provision	6.3	8.0	6.3	2.9	1.9
Interest expense, net	6.0	3.6	2.5	2.1	2.4
Depreciation and amortization	21.9	20.1	19.2	19.9	20.2
EBITDA	71.7	65.9	61.4	50.5	56.1
Restructuring related costs(1)	4.2	1.5	0.8	0.7	2.7
Pension (income) expense, other than service cost	(0.1)	0.1	—	—	(1.4)
M&A related cost(2)	5.2	4.4	1.9	2.6	0.7
LIFO expense(3)	4.6	2.8	1.2	0.3	0.4
Adjusted EBITDA	$85.6	$74.7	$65.3	$54.1	$58.5

Total revenue	$599.1	$555.4	$542.3	$469.2	$497.6
Adjusted EBITDA %	14.3%	13.4%	12.0%	11.5%	11.8%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue
JBT FoodTech	$441.3	$368.8	$1,590.6	$1,400.4
JBT AeroTech	157.9	128.4	575.7	467.5
Other revenue and intercompany eliminations	(0.1)	0.4	(0.3)	0.4
Total revenue	$599.1	$497.6	$2,166.0	$1,868.3

Income before income taxes
Segment operating profit(1)(2)
JBT FoodTech	$64.1	$45.1	$211.5	$187.0
JBT FoodTech segment operating profit %	14.5%	12.2%	13.3%	13.4%

JBT AeroTech	15.1	3.6	43.5	32.6
JBT AeroTech segment operating profit %	9.6%	2.8%	7.6%	7.0%

Total segment operating profit	79.2	48.7	255.0	219.6
Total segment operating profit %	13.2%	9.8%	11.8%	11.8%

Corporate expense	25.3	11.7	79.6	53.9
Restructuring expense	4.2	2.5	7.0	5.6
Operating income	$49.7	$34.5	$168.4	$160.1
Operating income %	8.3%	6.9%	7.8%	8.6%

Other business segment information	Three Months Ended December 31,		Twelve Months Ended December 31,
Inbound orders	2022	2021	2022	2021
JBT FoodTech	$431.5	$454.8	$1,587.4	$1,620.1
JBT AeroTech	160.9	131.3	595.0	552.9
Other revenue and intercompany eliminations	0.1	0.4	0.1	0.4
Total inbound orders	$592.5	$586.5	$2,182.5	$2,173.4

			As of December 31,
Order Backlog			2022	2021
JBT FoodTech			$664.4	$635.0
JBT AeroTech			390.5	371.7
Total order backlog			$1,054.9	$1,006.7

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended December 31, 2022
	FoodTech	AeroTech	Corporate	JBT Total
Operating profit	$64.1	$15.1	$(29.5)	$49.7
Restructuring related costs(1)	—	—	4.2	4.2
M&A related cost(2)	3.3	—	1.9	5.2
LIFO expense(3)	—	—	4.6	4.6
Adjusted operating profit	67.4	15.1	(18.8)	63.7
Depreciation and amortization	19.6	1.1	1.2	21.9
Adjusted EBITDA	$87.0	$16.2	$(17.6)	$85.6

Revenue	$441.3	$157.9	$(0.1)	$599.1
Operating profit %	14.5%	9.6%		8.3%
Adjusted operating profit %	15.3%	9.6%		10.6%
Adjusted EBITDA %	19.7%	10.3%		14.3%

	Twelve Months Ended December 31, 2022
	FoodTech	AeroTech	Corporate	JBT Total
Operating profit	$211.5	$43.5	$(86.6)	$168.4
Restructuring related costs(1)	0.2	—	7.0	7.2
M&A related cost(2)	5.7	—	8.4	14.1
LIFO expense(3)	—	—	8.9	8.9
Adjusted operating profit	217.4	43.5	(62.3)	198.6
Depreciation and amortization	72.3	4.7	4.1	81.1
Adjusted EBITDA	$289.7	$48.2	$(58.2)	$279.7

Total revenue	$1,590.6	$575.7	$(0.3)	$2,166.0
Operating profit %	13.3%	7.6%		7.8%
Adjusted operating profit %	13.7%	7.6%		9.2%
Adjusted EBITDA %	18.2%	8.4%		12.9%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended December 31, 2021
	FoodTech	AeroTech	Corporate	JBT Total
Operating profit	$45.1	$3.6	$(14.2)	$34.5
Restructuring related costs(1)	0.2	—	2.5	2.7
M&A related cost(2)	0.5	—	0.2	0.7
LIFO expense(3)	—	—	0.4	0.4
Adjusted operating profit	45.8	3.6	(11.1)	38.3
Depreciation and amortization	17.9	1.3	1.0	20.2
Adjusted EBITDA	$63.7	$4.9	$(10.1)	$58.5

Revenue	$368.8	$128.4	$0.4	$497.6
Operating profit %	12.2%	2.8%		6.9%
Adjusted operating profit %	12.4%	2.8%		7.7%
Adjusted EBITDA %	17.3%	3.8%		11.8%

	Twelve Months Ended December 31, 2021
	FoodTech	AeroTech	Corporate	JBT Total
Operating profit	$187.0	$32.6	$(59.5)	$160.1
Restructuring related costs(1)	0.2	—	5.6	5.8
M&A related cost(2)	1.6	—	7.6	9.2
LIFO expense(3)	—	—	0.9	0.9
Adjusted operating profit	188.8	32.6	(45.4)	176.0
Depreciation and amortization	69.0	4.5	3.3	76.8
Adjusted EBITDA	$257.8	$37.1	$(42.1)	$252.8

Revenue	$1,400.4	$467.5	$0.4	$1,868.3
Operating profit %	13.4%	7.0%		8.6%
Adjusted operating profit %	13.5%	7.0%		9.4%
Adjusted EBITDA %	18.4%	7.9%		13.5%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$73.1	$78.8
Trade receivables, net of allowances	388.6	333.5
Inventories	322.5	229.1
Other current assets	85.4	77.3
Total current assets	869.6	718.7
Property, plant and equipment, net	269.9	267.6
Other assets	1,444.6	1,155.1
Total assets	$2,584.1	$2,141.4

Liabilities and Stockholders' Equity
Short-term debt	$0.6	$—
Accounts payable, trade and other	237.0	186.0
Advance and progress payments	194.7	190.2
Other current liabilities	188.9	173.7
Total current liabilities	621.2	549.9
Long-term debt, less current portion	977.3	674.4
Accrued pension and other post-retirement benefits, less current portion	32.0	57.6
Other liabilities	90.9	109.0

Common stock and additional paid-in capital	215.7	214.5
Retained earnings	851.3	733.4
Accumulated other comprehensive loss	(204.3)	(197.4)
Total stockholders' equity	862.7	750.5
Total liabilities and stockholders' equity	$2,584.1	$2,141.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$130.7	$118.4

Adjustments to reconcile income to cash provided by operating activities
Depreciation and amortization	81.1	76.8
Stock-based compensation	10.2	6.5
Deferred income taxes	(25.8)	(2.7)
LIFO expense	8.9	0.9
Other	10.2	3.7

Changes in operating assets and liabilities
Trade accounts receivable, net	(52.2)	(29.2)
Inventories	(69.0)	(37.9)
Accounts payable, trade and other	47.8	39.6
Advance and progress payments	(8.1)	54.9
Other - assets and liabilities, net	8.5	(5.3)
Cash provided by operating activities	142.3	225.7

Cash flows from investing activities
Acquisitions, net of cash acquired	(329.7)	(224.5)
Capital expenditures	(87.6)	(54.1)
Other	1.2	5.7
Cash required by investing activities	(416.1)	(272.9)

Cash flows from financing activities
Net proceeds (payments) for domestic credit facilities	292.7	(242.8)
Proceeds from issuance of 2026 convertible senior notes, net of issuance costs	—	391.4
Purchase of convertible bond hedge	—	(65.6)
Proceeds from sale of warrants	—	29.5
Dividends	(13.1)	(12.8)
Payment of acquisition date earnout liability	—	(16.7)
Other	(9.0)	(2.2)

Cash provided by financing activities	270.6	80.8

Effect of foreign exchange rate changes on cash and cash equivalents	(2.5)	(2.3)

(Decrease) increase in cash and cash equivalents	(5.7)	31.3

Cash and cash equivalents, beginning of period	78.8	47.5

Cash and cash equivalents, end of period	$73.1	$78.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2022	2021
Cash provided by operating activities	$142.3	$225.7
Less: capital expenditures	87.6	54.1
Plus: proceeds from disposal of assets	1.2	5.7
Plus: pension contributions	3.5	13.1
Free cash flow (FCF)	$59.4	$190.4

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For free cash flow purposes we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q4 2022	Q3 2022	Q4 2021	PQ	PY
Total debt	$977.9	$979.8	$674.4	$(1.9)	$303.5
Cash and cash equivalents	(73.1)	(52.6)	(78.8)	(20.5)	5.7
Net debt	$904.8	$927.2	$595.6	$(22.4)	$309.2

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q4 2022
Total debt	$977.9
Cash and cash equivalents	(73.1)
Net debt	904.8
Other items considered debt under the credit agreement	22.3
Consolidated total indebtedness(1)	$927.1

Trailing twelve months Adjusted EBITDA	$279.7
Pro forma EBITDA of recent acquisitions(2)	17.8
Trailing twelve months pro forma Adjusted EBITDA	297.5
Other adjustments net to earnings under the credit agreement	(2.1)
Consolidated EBITDA(1)	$295.4

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	3.1

Total net debt to trailing twelve months pro forma Adjusted EBITDA	3.0

(1) As defined in the credit agreement

(2) Pro forma EBITDA related to the acquisitions in the prior twelve months.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q1 2023	Full Year 2023
Diluted earnings per share from net income	$0.50 - $0.60	$4.50 - $5.00
Non-GAAP adjustments
Restructuring related costs(1)	0.04	0.10
M&A related costs(2)	0.13	0.34
LIFO expense(3)	0.04	0.22
Impact on tax provision from Non-GAAP adjustments(4)	(0.06)	(0.16)
Adjusted diluted earnings per share from net income	$0.65 - $0.75	$5.00 - $5.50

(1) Restructuring related costs is estimated to be approximately $1-2 million and $3-4 million for the first quarter 2023 and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs for FoodTech are estimated to be approximately $2-3 million for the first quarter 2023 and full year 2023. M&A related costs for Corporate are estimated to be approximately $2 million and $8 million for the first quarter 2023 and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) LIFO expense is estimated to be approximately $2 million and $8-9 million for the first quarter 2023 and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22-23%.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT MARGIN GUIDANCE TO ADJUSTED EBITDA MARGIN GUIDANCE
(Unaudited and in percents)

	Guidance Q1 2023		Guidance Full Year 2023
	FoodTech	AeroTech	FoodTech	AeroTech
Operating profit	9.75 - 10.50%	9.25 - 10.25%	13.00 - 14.00%	11.25 - 11.75%
M&A related cost(1)	~ 0.75	—	~ 0.25	—
Adjusted operating profit	10.50 - 11.25	9.25 - 10.25	13.25 - 14.25	11.25 - 11.75
Depreciation and amortization	~ 6.00	~ 0.75	~ 5.25	~ 0.75
Adjusted EBITDA %	16.50 - 17.00%	10.00 - 11.00%	18.50 - 19.50%	12.00 - 12.50%

(1) Guidance includes M&A related costs which include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.